                                                                     EXHIBIT 2.9



                             DATED: OCTOBER 8, 2002





                                   AGREEMENT

                                    BETWEEN

                          CONSOLIDATED WATER CO. LTD.

                                      AND

                         SAGE WATER HOLDINGS (BVI) LTD.












                       CHARLES ADAMS, RITCHIE & DUCKWORTH
                                  ZEPHYR HOUSE
                                P.O. BOX 709 GT
                                  MARY STREET
                                  GRAND CAYMAN
                                 CAYMAN ISLANDS

                   AGREEMENT RE: OCEAN CONVERSION (BVI) LTD.

BETWEEN:

(1) Consolidated Water Co. Ltd. of P.O. Box 1114 GT, Grand Cayman (hereinafter called "Consolidated") of the first part; and

(2) Sage Water Holdings (BVI) Ltd. of P.O. Box 681, Road Town, Tortola, BVI (hereinafter called "Sage") of the second part.

WHEREAS:

(a)      Sage is the holder of 555,000 Class B voting shares of Ocean Conversion
         (BVI) Ltd. ("OCBVI") ("the Company") and holds a 45% profit sharing interest pursuant to Deeds of Assignment made between Sage and Edmund Gibbons Limited ("EOL") and North America Mortgage and Finance Corporation ("NAMF") respectively dated June 30th, 1997;

(b) NAMF is the holder of 535,000 Class A voting shares of the Company ("the NAMF shares") and together with EGL holds a 55% profit sharing interest pursuant to Share Repurchase and Profit Sharing Agreements dated December 3rd, 1993 (as amended) (the "PSAs");

(c) DesalCo Limited ("DesalCo") is the holder of 120,000 Class C non-voting shares of the Company ("the DesalCo shares"). Consolidated intends to acquire the entire issued share capital of DesalCo.

(d) Consolidated intends to acquire the NAMF shares and take an assignment and novation of the PSAs following which Consolidated and Sage, with the consent of the Company, intend to release their interests under the PSAs and enter into a new amended and restated profit sharing agreement with the Company;

(e) Under the Articles of Association of the Company the approval of the Board of Directors is required to the proposed transfer of the NAMF shares to Consolidated. Under the PSAs, the consent of the Company, Sage and others is required to the proposed assignment and novation of the PSAs to Consolidated;

(f) Sage has agreed to approve, and to cause the Company to approve, the share transfers and assignment and novation as aforesaid on the terms hereof.

Now, therefore, for and in consideration of the promises herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged the parties hereto agree as follows:

1.       CONDITIONS PRECEDENT


         The obligations of the parties hereunder are conditional on the following conditions precedent, all of which are for the benefit of
         Consolidated:

         (a) the Completion of a purchase of shares by Consolidated under a Share Sale Agreement with North-American Mortgage & Finance Corporation and Transcontinental Finance Corporation Ltd. dated October 4, 2002.

         (b) the Completion of the purchase of shares by Consolidated under a Share Sale Agreement with William T. and Margaret
                     D. Andrews dated October 4, 2002.

         If any of the above conditions precedent is not fulfilled (or at the option of Consolidated, waived in writing) by November 29, 2002 (or such later date as the parties may agree in writing) this Agreement shall cease to be in effect and neither party shall have any claim arising from it against the other.

2.       COVENANTS OF THE PARTIES

         Subject to the satisfaction of the conditions precedent in paragraph 1, the parties agree that Completion shall take place at the offices of the Purchaser's attorneys, Charles Adams, Ritchie & Duckworth, 4th Floor Zephyr House, Mary Street, George Town, Grand Cayman on November 29, 2002 at ten a.m. or such earlier date as Consolidated may specify after giving 5 business days notice to Sage:

         (a) Sage will cause the Company to adopt the resolutions attached as Schedule 1 as and when requested by Consolidated;

         (b) Sage will provide its consent to and execute the proposed assignment and novation of the PSAs, which assignment and novation shall be in the form attached as Schedule 2, as and when requested by Consolidated;

         (c) Consolidated and Sage will enter into an amendment to the PSAs with the Company in the form attached as Schedule 3;

         (d) Consolidated will cause DesalCo to enter into an amendment to the Management Services Contract between the Company and DesalCo dated September 30th, 1992 (as amended) in the form attached as Schedule 4; and

         (e) Sage will and Consolidated will cause DesalCo to enter into the Share Sale Agreement on the terms of Schedule 5.

3.   GENERAL

3.1 Except as provided herein, no announcement of any kind shall be made with respect to the subject matter of this Agreement unless specifically agreed between the parties. Sage agrees that Consolidated may, without any prior notice or consultation with Sage, make such announcements and disclosures as may be required pursuant to the relevant laws, rules or regulations relating to the listing or offering of the Consolidated's Shares on the NASDAQ Exchange.

3.2 If this Agreement ceases to have effect Consolidated will release and return to Sage all documents provided to Consolidated or its advisers in connection with this Agreement and will not use or make available to any other person any information which it or its advisers have been given in respect of the Company and which is not in the public domain.

3.3 This agreement shall be binding upon each party's successors and assigns and personal representatives (as the case may be) but, except as provided herein, none of the rights of the parties under this Agreement may be assigned to transferred.

3.4 All expenses incurred, including all fees of solicitors, accountants and other professionals required to effect the transactions referred to in paragraph 2 above shall be for the account of Consolidated. Otherwise, the expenses incurred by the parties in the negotiation preparation or execution of this Agreement shall be borne solely by the party who incurred the liability.

3.5      Time shall be of the essence of this agreement.

3.6 Any notice required to be given under this Agreement shall either be delivered personally or sent by first class recorded delivery post (air mail if overseas) or telex or full rate telegram or telecopy. The address for service of each party shall be its registered office for the time being and shall be his address stated above or any other address for service previously notified to the other party or (in the absence of any such notification) his last known place of residence. A notice shall be deemed to have been served as follows:

3.6.1    if personally delivered, at the time of delivery:

3.6.2 if posted by inland mail, at the expiration of 48 hours or (in the case of air mail) 7 days after the envelope containing the same was delivered into the custody of the postal authorities; and

3.6.3    if sent by telex, or telecopy at the time of transmission.

                  in proving such service it shall be sufficient to prove that personal delivery was made, or that the envelope containing such notice was properly addressed and delivered into the custody of the postal authority as a prepaid first class recorded delivery or air mail letter (as appropriate) or that the telex or telecopy was transmitted as the case may be.

4.       GOVERNING LAW AND JURISDICTION

         4.1 This Agreement is governed by and shall be construed in accordance with the laws of the British Virgin Islands.

         4.2 The parties hereto agree that the Courts of the British Virgin Islands shall have the exclusive jurisdiction to settle any disputes that may arise in connection with this Agreement and that any judgment or order of a British Virgin Islands Court in connection with this Agreement is conclusive and binding on them and may be enforced against them in the courts of any other jurisdiction. This clause is for the benefit of Consolidated only and shall not limit the right of Consolidated to bring proceedings against the other parties in connection with this Agreement in any other court of competent jurisdiction or concurrently in more than one jurisdiction.

         4.3 Sage and the Company waive any objection which they may have to the courts of the British Virgin Islands on the grounds of venue or forum non conveniens or any similar grounds as regards proceedings in connection with this Agreement and the consents to service of process by mail or by any other manner permitted by the relevant law.

         4.4 Without prejudice of the rights of Consolidated to employ any method of service permitted by British Virgin Islands law, Sage and the Company hereby irrevocably appoint Farara George-Creque & Kerins, 125 Main Street, P.O. Box 144, Road Town, Tortola as their authorised agent for service of process in the British Virgin Islands. Any claim, form, writ, summons, judgment or other notice of legal process shall be sufficiently served on them if delivered to that agent at its address for the time being. They shall not revoke the authority of that agent. If for any reason such agent no longer serves as agent of theirs to receive service of process, they shall promptly appoint another such agent and immediately advise the Consolidated of that appointment.


IN WITNESS WHEREOF the parties hereto have set their hands and seals the day and date first above written.

SIGNED for and on behalf of
Consolidated Water Co. Ltd.
in the presence of:
Frederick W. McTaggart                   /s/ Jeffrey M. Parker
                                            ----------------------


/s/ Frederick W. McTaggart
--------------------------
Witness


SIGNED for and on behalf of
Sage Water Holdings (BVI) Ltd.
in the presence of:
Zinmavo Byett Ryan                       /s/ Glenn Harrigan
                                            ----------------------


/s/ Zinmavo Byett Ryan
----------------------
Witness